Exhibit 99.1

PRESS RELEASE

Contact:	Caroline Kawashima, 415-547-2498

Email:	caroline.kawashima@autodesk.com

Contact:	Sue Pirri, 415-507-6467

Email:	sue.pirri@autodesk.com

Autodesk Announces Appointment of Betsey Nelson and Sean Maloney to Board of Directors

SAN RAFAEL, Calif., Dec. 10, 2007 — Autodesk, Inc. (NASDAQ: ADSK), the world’s leading provider of 2D and 3D design software for the manufacturing, building and construction and media and entertainment markets, today announced that Betsey Nelson and Sean Maloney have been appointed to Autodesk’s board of directors.

“It’s a great pleasure to welcome Betsey Nelson and Sean Maloney to our board of directors,” said Carol Bartz, executive chairman of the board of Autodesk. “ Betsey’s deep financial knowledge coupled with her experience in corporate development and operations and Sean’s international experience in managing sales and marketing on a global basis will provide an additional valuable dimension to an already strong board. We look forward to their contributions and commitment to helping Autodesk maintain the reputation we’ve developed for high standards and delivering excellent shareholder value.”

Nelson joins Autodesk’s board after an impressive career of more than 20 years in the technology and digital media markets. From 1997 to 2005, she served as executive vice president, Chief Financial Officer and member of the board of directors of Macromedia, a leading web development software company acquired by Adobe in 2005. During her tenure at Macromedia, Nelson was responsible for leading the company’s key operational and administrative functions, including business development, customer care, finance, investor relations, information technology, legal, operations, and real estate. Prior to Macromedia, Nelson spent eight years at Hewlett-Packard, where she held a variety of positions in international finance and corporate development. Previously, she worked as an economist with the firm of Robert Nathan Associates in Washington, DC.

In addition to her appointment to Autodesk’s board of directors, Nelson currently serves as an independent director on the boards of CNET Networks, MarketLive and SuccessFactors.

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Maloney is executive vice president of Intel Corporation, general manager of the Sales and Marketing Group, and Chief Sales & Marketing Officer. He has been with Intel since 1982. Maloney began his Intel career in its European headquarters where he spent nine years, first as Intel UK’s manager of applications engineering, then as country manager of Intel UK, and director of marketing for Intel Europe. From 1992 to 1995, Maloney served as technical assistant to the chairman and chief executive of Intel, Dr. Andrew S. Grove. In 1995, Maloney moved to Hong Kong to manage Intel’s sales and marketing activities in Asia Pacific. In 1998, he returned to the United States to become head of Intel’s worldwide sales organization. He was promoted to senior vice president in 1999 and executive vice president in 2001. He took over as head of Intel Communications Group (ICG) later that year and became co-manager with David Perlmutter of the Mobility Group in 2004. In July 2006 Maloney was appointed Chief Sales & Marketing Officer.

In addition to Autodesk, Maloney is a member of the board of directors for the National Committee on United States-China Relations, Inc.

About Autodesk

Autodesk, Inc. is the world leader in 2D and 3D design software for the manufacturing, building and construction, and media and entertainment markets. Since its introduction of AutoCAD software in 1982, Autodesk has developed the broadest portfolio of state-of-the-art digital prototyping solutions to help customers experience their ideas before they are real. Fortune 1000 companies rely on Autodesk for the tools to visualize, simulate and analyze real-world performance early in the design process to save time and money, enhance quality and foster innovation. For additional information about Autodesk, visit http://www.autodesk.com/.

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Autodesk is a registered trademark of Autodesk, Inc., in the USA and/or other countries. All other brand names, product names, or trademarks belong to their respective holders.

© Copyright 2007 Autodesk, Inc. All rights reserved.